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Exhibit 10.44

VERTEX PHARMACEUTICALS INCORPORATED
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

        Effective as of March 14, 2005, the annual cash compensation for non-employee directors serving on the Board of Directors includes an annual retainer of $25,000, payable in quarterly installments, plus $2,500 for each Board meeting attended and $500 for each committee meeting attended on a regular Board meeting day. If a committeee meeting is held on a day other than a regular Board meeting day, the meeting fee is $1,000. Meetings held by conference call are compensated at the rate of $375 per meeting. The Chair of the Corporate Governance and Nominating Committee receives a $20,000 annual retainer. The Chair of the Audit Committee receives a $15,000 annual retainer. The Chair of the Management Development and Compensation Committee receives a $10,000 annual retainer.

        Under the 1996 Stock and Option Plan, each non-employee director, upon initial election or appointment to the Board, receives a non-qualified option to purchase 20,000 shares of Common Stock at an exercise price equal to the Common Stock's then fair market value. Those options vest quarterly over a four-year period from the date of grant, based on continued service on the Board. Each non-employee director in office on June 1 of any year also receives a non-qualified option to purchase 10,000 shares of Common Stock under the 1996 Stock and Option Plan, exercisable immediately at a price equal to the fair market value per share of the Company's Common Stock on the date of grant.

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VERTEX PHARMACEUTICALS INCORPORATED SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION POLICY